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                                                                     EXHIBIT 3.1

             CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RELATIVE,
              PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS, AND
                  QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS

                                       OF

                      SERIES B CONVERTIBLE PREFERRED STOCK

                                       OF

                                  DESIGNS, INC.
                             A DELAWARE CORPORATION

                  Designs, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "CORPORATION"), DOES HEREBY CERTIFY:

                  That, pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation (as amended) of the Corporation, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware (the "DGCL"), the Board of Directors of the Corporation duly adopted a resolution providing for the designations, preferences and relative, participating, optional and other special rights of a series of preferred stock of the Corporation (the "PREFERRED STOCK"), and the qualifications, limitations and restrictions thereof, which resolution is set forth in EXHIBIT A attached hereto and is hereby incorporated herein by this reference.

                  IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed by its Chief Financial Officer this 14th day of May, 2002.

                                         DESIGNS, INC.

                                         By: /s/ DENNIS R. HERNREICH
                                            ---------------------------------
                                            Name: Dennis R. Hernreich
                                            Title: Chief Financial Officer

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                                    EXHIBIT A

                RESOLUTION OF THE BOARD OF DIRECTORS DESIGNATING
                      SERIES B CONVERTIBLE PREFERRED STOCK

                                       OF

                                  DESIGNS, INC.

                  RESOLVED, that pursuant to the authority conferred upon and vested in the Board of Directors by the Restated Certificate of Incorporation, as amended as of the date hereof (the "CERTIFICATE OF INCORPORATION"), of Designs, Inc. (the "CORPORATION"), the Board of Directors of the Corporation (the "BOARD OF DIRECTORS") hereby adopts this Certificate of Designations (the "CERTIFICATE") and establishes and designates a series of Preferred Stock, par value $0.01 per share, of the Corporation, designated as Series B Convertible Preferred Stock (the "SERIES B PREFERRED"), and hereby fixes and determines the authorized number of such shares and the designations, preferences and relative, participating, optional and other special rights of such shares, and the qualifications, limitations and restrictions thereof, in addition to those set forth in the Certificate of Incorporation, as follows:

         1. DESIGNATION; ISSUE PRICE. There shall be a series of Preferred Stock of the Corporation designated as "Series B Convertible Preferred Stock" and the number of shares constituting such series shall be 200,000. The number of shares of Series B Preferred may be increased or decreased by resolution of the Board of Directors; PROVIDED, HOWEVER, that no decrease shall reduce the number of shares of such series to fewer than the number of shares then issued and outstanding. The issue price for the shares of Series B Preferred shall be $425.00 per share, as may be adjusted from time to time for any combinations, consolidations, subdivisions, stock splits or the like changing the number of outstanding shares of Series B Preferred (the "SERIES B ISSUE PRICE").

         2. DIVIDENDS.

                  (i) The holders of shares of Series B Preferred shall be entitled to participate equally with the holders of the common stock of the Corporation (the "COMMON STOCK"), par value $0.01 per share, as to the payment of dividends and other distributions, whether in cash, capital stock or other property (other than a dividend or other distribution payable in securities of the Corporation or one covered by Section 5(iii)(a)), when, as and if declared by the Board of Directors, out of assets of the Corporation legally available therefor, and shall receive such dividends or distributions in an amount per share equal to the dividends or distributions payable on the number of shares of Common Stock into which one share of the Series B Preferred is then convertible. Nothing herein contained with respect to the calculation of any dividend or distribution shall be construed as, or deemed to be, a declaration of any dividend or distribution, or shall confer any right on any holder of shares of Series B Preferred (or any other holder of the Corporation's capital stock) to the payment of any dividend or distribution until such dividend or distribution shall have been specifically declared payable by the Board of Directors and until the date determined for the payment thereof shall have occurred. For purposes of this Article 2,

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neither a Liquidation Event (as defined in Article 3) nor a distribution or other event covered by Article 5 hereof shall be considered a dividend or other distribution.

                  (ii) The holders of the Series B Preferred shall be entitled to receive on any Dividend Payment Date (as defined below) dividends (the "SERIES B DIVIDENDS") on each share of Series B Preferred, initially at the rate of 15% per annum (computed on the basis of a 360-day year of twelve 30-day months) of the Series B Issue Price for the first 150 days following the date of issuance of such share (the "DIVIDEND RATE"); PROVIDED, HOWEVER, that beginning on the 151st day following such issuance, the Dividend Rate shall automatically be increased to 20% per annum (computed on such similar basis). Such dividends shall accrue and accumulate whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. All dividends shall be paid in cash.

                  (iii) Dividends on shares of Series B Preferred Stock shall accrue and be cumulative from the date of issuance of such shares and shall be payable in arrears on any of the following dates (each, a "DIVIDEND PAYMENT DATE"): (1) upon and on the date of a Liquidation Event; (2) upon a redemption in accordance with Article 6 hereof on any given Redemption Date (but only to the extent required pursuant to Article 6); or (3) semi-annually on May 1 and November 1 of each year, commencing on November 1, 2002 (each, a "DIVIDEND PAYMENT DATE"); PROVIDED, HOWEVER, that no Series B Dividend shall be payable for any shares of Series B Preferred (without regard to its accrual) upon conversion in accordance with Article 5 hereof that occurs prior to any Dividend Payment Date.

                  (iv) For purposes of this Certificate, "FAIR MARKET VALUE" shall mean, as to the value of securities or other property, as applicable, the fair value thereof, as of the time of payment or distribution of such securities or other property by the Corporation, as determined by the Board of Directors in the good faith exercise of its reasonable business judgment, PROVIDED that (1) if such securities are listed on any established stock exchange or quoted on a nationally recognized automated quotation system, their Fair Market Value shall be the average of the closing sales price for such securities as quoted on such system or as listed on such exchange (or the largest such exchange) for the 20 trading days preceding the date the value is to be determined, and (2) if such securities are regularly quoted by a recognized securities dealer but selling prices are not reported, their Fair Market Value shall be the mean between the high bid and low asked prices for such securities averaged for such 20-trading-day period preceding the date the value is to be determined.

         3. LIQUIDATION PREFERENCE.

                  (i) In the event of (1) a liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, (2) the sale, conveyance or other disposition of all or substantially all of the assets of the Corporation as an entirety (other than the sale of inventory in the ordinary course of business), or (3) a merger, consolidation or other business combination (including without limitation a stock-for-stock exchange) of the Corporation with one or more other entities that results in the stockholders of the Corporation immediately prior to such event owning less than 50% of the combined voting power of all classes of capital stock of the

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Corporation (or its successor) (each, a "LIQUIDATION EVENT"), then distributions to the stockholders of the Corporation shall be made in the following manner:

                           (a) Each holder of Series B Preferred shall be
entitled to receive, prior and in preference to any distribution or payment of any of the assets or surplus funds of the Corporation to the holders of the Common Stock or any other shares of capital stock of the Corporation with rights junior to the Series B Preferred, by reason of their ownership of such capital stock, an amount per share equal to the Redemption Price (as defined in Article 6 hereof). If, upon the occurrence of a Liquidation Event, the assets and funds available to be distributed among the holders of the Series B Preferred shall be insufficient to permit the payment to such holders of the aggregate Redemption Price for all then outstanding shares of Series B Preferred, then the entire assets and funds of the Corporation legally available for distribution to such holders shall be distributed ratably in accordance with the respective amounts which would be paid on such shares of Series B Preferred if all amounts therein were paid in full.

                           (b) After payment has been made to the holders of
Series B Preferred, and any other Preferred Stock that may be designated and issued by the Board of Directors from time to time after the date hereof (in accordance with the terms hereof) (the "OTHER PREFERRED STOCK"), of the full amounts to which they are entitled pursuant to Section 3(i)(a) above or any certificate of designations filed to establish the respective series and liquidation preferences of any Other Preferred Stock, the remaining assets and funds of the Corporation available for distribution to stockholders shall be distributed ratably among the holders of the outstanding shares of Common Stock.

                  (ii) Nothing hereinabove set forth shall affect in any way the mandatory conversion of the shares of Series B Preferred into shares of Common Stock in accordance with Article 5 of this Certificate.

         4. VOTING RIGHTS.

         The Series B Preferred shall not be entitled to vote on matters as to which the stockholders of the Corporation generally are entitled to vote. Notwithstanding the above, so long any shares Series B Preferred remain outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of a majority of the shares of Series B Preferred outstanding at the time, given in person or by proxy, either in writing or at a meeting at which the holders of the shares of Series B Preferred shall vote separately as a class:

                  (i) take or omit to take any action as to any matters which would alter or change the powers, preferences or special rights of the Series B Preferred adversely; or

                  (ii) take or omit to take any other action where the affirmative vote or consent of the holders of Series B Preferred, voting separately as a class, is required by law.

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         5. CONVERSION RIGHTS. The holders of Series B Preferred shall have conversion rights as follows:

                  (i) AUTOMATIC CONVERSION. Each share of Series B Preferred shall automatically be converted into shares of Common Stock at the then effective applicable Conversion Rate (as defined below) at the close of business on the date, if any, on which the requisite approval of stockholders for the authorization and issuance of such Common Stock required by the Nasdaq Marketplace Rules is obtained by the Corporation at a meeting of stockholders or, if the Corporation elects to obtain such approval by written consent of stockholders in lieu of a meeting, the first date on which such issuance may occur in compliance with the Securities Exchange Act of 1934, as amended, and the policies of Nasdaq (the "Stockholder Approval") as follows:

                           (a) All shares of Series B Preferred to be converted
pursuant to this Section 5(i) shall be convertible into such number of fully-paid and non-assessable shares of Common Stock (calculated as to each conversion to the nearest 1/1000th of a share) as is determined by multiplying
(x) the number of shares of Series B Preferred to be converted, TIMES (y) the then-applicable Conversion Rate for such shares.

                           (b) The conversion rate in effect from time to time
for determining the number of shares of Common Stock into which each share of Series B Preferred may be converted (the "CONVERSION RATE") shall be equal to the quotient obtained by dividing (x) the Series B Issue Price by (y) the then applicable "CONVERSION PRICE" with respect to such shares of Series B Preferred. The initial Conversion Price for the Series B Preferred shall be $4.25. The Conversion Price shall be adjusted from time to time as provided in Section 5(iii) of this Certificate.

                  (ii) MECHANICS OF CONVERSION. No fractional shares of Common Stock shall be issued upon conversion of any shares of Series B Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Fair Market Value (as defined above) of a share of Common Stock on the date of conversion. The outstanding shares of Series B Preferred shall be converted automatically and immediately upon the Stockholder Approval without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; PROVIDED, HOWEVER, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion pursuant to Section 5(i) unless the certificates evidencing such shares of Series B Preferred are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation or its transfer agent to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Series B Preferred, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common

                                       A-4
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Stock, as provided in this Section 5(ii). Such conversion shall be deemed to have been made at the close of business on the date of the Stockholder Approval, in accordance with Section 5(i), and thereafter the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock.

                  (iii) ANTI-DILUTION ADJUSTMENTS.

                           (a) ADJUSTMENTS FOR SPLITS, SUBDIVISIONS,
COMBINATIONS OR CONSOLIDATIONS OF COMMON STOCK. In the event the outstanding shares of Common Stock shall be increased by stock split, subdivision or other similar transaction occurring at any time or from time to time after the Original Issue Date (as defined below) into a greater number of shares of Common Stock, the applicable Conversion Price then in effect shall, concurrently with the effectiveness of such event, be decreased in proportion to the percentage increase in the outstanding number of shares of Common Stock. In the event the outstanding shares of Common Stock shall be decreased by reverse stock split, combination, consolidation, or other similar transaction occurring at any time or from time to time after the Original Issue Date into a lesser number of shares of Common Stock, the applicable Conversion Price then in effect shall, concurrently with the effectiveness of such event, be increased in proportion to the percentage decrease in the outstanding number of shares of Common Stock. Any adjustment under this Section 5(iii)(a) shall become effective automatically at the close of business on the date the subdivision or combination becomes effective. "ORIGINAL ISSUE DATE" shall mean in the case of the Series B Preferred the date on which shares of Series B Preferred were first issued.

                           (b) ADJUSTMENTS FOR OTHER DISTRIBUTIONS. In the event
the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution payable in securities of the Corporation other than shares of Common Stock and other than as otherwise adjusted in this
Section 5(iii), then and in each such event provision shall be made so that the holders of Series B Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Corporation which they would have received had their Series B Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5(iii) with respect to the rights of the holders of Series B Preferred or with respect to such other securities by their terms.

                           (c) ADJUSTMENTS FOR RECAPITALIZATION,
RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the Original Issue Date the Common Stock issuable upon conversion of the Series B Preferred is changed into the same or a different number of shares of any other class or classes of capital stock, whether by recapitalization, reclassification, or otherwise (other than a subdivision or combination of shares provided for in Section 5(iii)(a) above), the applicable Conversion Price then in effect shall, concurrently with the effectiveness of such recapitalization or reclassification, be proportionately adjusted such that the Series B Preferred shall be convertible into, in lieu of the number of shares of Common Stock

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which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of capital stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of such Series B Preferred immediately before that change, all subject to further adjustment as provided for herein or with respect to such other securities by their terms.

                  (iv) NO IMPAIRMENT. The Corporation will not, by amendment of its Certificate or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this
Article 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred against impairment.

                  (v) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price pursuant to this
Article 5, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred so affected a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. In addition, the Corporation shall, upon the written request of any holder of Series B Preferred so affected, furnish or cause to be furnished to such holder a like certificate setting forth (a) such adjustments and readjustments, (b) the applicable Conversion Price and Conversion Rate at the time then in effect, and (c) the number of shares of Common Stock and the type and amount, if any, of other property which at the time would be received upon the conversion of such shares of Series B Preferred.

                  (vi) ISSUE TAXES. The Corporation shall pay any and all issue and other taxes (other than income taxes) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series B Preferred pursuant hereto; PROVIDED, HOWEVER, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

                  (vii) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. Subject to the Stockholder Approval, the Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred. The Corporation shall, from time to time, subject to and in accordance with applicable law, increase the authorized shares of Common Stock if at any time the number of authorized shares of Common Stock remaining unissued shall not be sufficient to permit the conversion at such time of all then outstanding shares of Series B Preferred.

                  (viii) STATUS OF REPURCHASED, REDEEMED OR CONVERTED STOCK. In the event any shares of Series B Preferred are repurchased or redeemed by the Corporation or are converted pursuant to this Article 5, such repurchased, redeemed or converted shares of Series B Preferred shall be canceled and retired by the Corporation and be restored to the status of authorized but

                                       A-6
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unissued shares of Preferred Stock, without designation as to class or series, and may thereafter be issued, as provided in the Certificate of Incorporation.

                  (ix) AGGREGATION AND LIMITATION ON ADJUSTMENTS. No adjustment of the Conversion Price shall be made unless such adjustment would require a change of at least $0.01; provided that any adjustments which by reason of this
Section 5(ix) are not required to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with adjustments so carried forward, shall require a change of at least $0.01 in the Conversion Price then in effect hereunder.

         6. REDEMPTION.

                  (i) REDEMPTION OF SERIES B PREFERRED. On or after the first anniversary of the Original Issue Date, in the event the Corporation has not obtained Stockholder Approval, the Corporation, at its option, may redeem the Series B Preferred Stock in whole at any time or in part from time to time, at a price per share of Series B Preferred (the "REDEMPTION PRICE") equal to the greater of (1) the sum of (x) the Series B Issue Price, plus (y) all dividends accrued and unpaid thereon to the date of redemption, plus (z) a premium equal to 10% of the Series B Issue Price, or (2) the product of (m) the Conversion Rate, times (n) the Fair Market Value of one share of Common Stock. The "REDEMPTION DATE" with resepct to any share of Series B Preferred shall be the date that is 10 days after the date of written notice given under this Section 6(i) by the holder of the Series B Preferred to be redeemed.

                  (ii) REDEMPTION NOTICE. Notice of such redemption, specifying the time and place of redemption, shall be sent by ordinary first class mail to each holder of the Series B Preferred at its last address as it shall appear on the stock transfer books of the Corporation (but no failure to mail such notice or any defects therein or in the mailing thereof shall affect the validity of the proceedings for such redemption).

                  (iii) REDEMPTION PRICE AND PRIORITY OF PAYMENT. If, on or before the redemption date specified in the notice (the "REDEMPTION DATE"), the Redemption Price for the shares of Series B Preferred called for redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the PRO RATA benefit of the holders of the shares called for redemption, so as to be, and continue to be, available for such holders, then, on and after the Redemption Date, notwithstanding that any certificate for shares of the Series B Preferred so called for redemption shall not have been surrendered for cancellation, the shares of Series B Preferred so called for redemption shall be deemed no longer to be outstanding, the dividends thereon shall cease to accrue, and all rights with respect to such shares of Series B so called for redemption shall forthwith at the close of business on the Redemption Date cease and terminate, except only the right of the holders thereof to receive the Redemption Price of the shares redeemed, without any interest thereon.

                  (iv) DIVIDENDS AFTER REDEMPTION DATE. No share of Series B Preferred is entitled to any dividends accuring after the date on which the Redemption Price of such share is fully paid. On such date of full payment, all rights of the holder of such share of Series B

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Preferred shall cease, and such share of Series B Preferred shall be retired and deemed not to be outstanding.

         7. RANKING. The shares of Series B Preferred shall rank upon liquidation and upon receipt of dividends senior and prior to the shares of Common Stock and the Corporation's Series A Junior Participating Preferred Stock, par value $0.01 per share. Any capital stock of any other class or classes or series shall be deemed to rank:

                  (i) senior and prior to the shares of Series B Preferred, to be "SENIOR SECURITIES," if the holders of such capital stock shall be entitled to the receipt of dividends or amounts paid or set aside for redemption, or the receipt of amounts distributable upon a Liquidation Event, as the case may be, in preference or priority to the holders of shares of Series B Preferred;

                  (ii) on a parity with the shares of Series B Preferred, to be "PARITY SECURITIES," if the holders of such capital stock shall be entitled to the receipt of dividends or amounts paid in or set aside for redemption, or the receipt of amounts distributable upon a Liquidation Event, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority, one over the other, as between the holders of such capital stock and the holders of the shares of Series B Preferred; and

                  (iii) junior to the shares of Series B Preferred, to be "JUNIOR SECURITIES," if the holders of Series B Preferred shall be entitled to the receipt of dividends or of amounts paid in or set aside for redemption, or to the receipt of amounts distributable upon a Liquidation Event, as the case may be, in preference or priority to the holders of the shares of such class or classes or series of capital stock.

         8. OUTSTANDING SHARES. For purposes of this Certificate, a share of Series B Preferred, when issued, shall be deemed outstanding except (i) from the date, or the deemed date, of conversion thereof in accordance with Article 5 hereof, (ii) from the date of registration of transfer of such share of Series B Preferred if it becomes held of record by the Corporation or any subsidiary of the Corporation and (iii) from the Redemption Date.

         9. SEVERABILITY OF PROVISIONS. Whenever possible, each provision of this Certificate shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Certificate is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision of this Certificate would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such changes as shall be necessary to render the provision in question effective and valid under applicable law.

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